Exhibit 99.1

Imation Reports Fourth Quarter and Full Year 2012 Results and Additional Steps in Transformation to a Secure and Scalable Storage Company

Company announces intent to divest consumer electronics businesses

OAKDALE, Minn.--(BUSINESS WIRE)--February 13, 2013--Imation Corp. (NYSE:IMN), a global scalable storage and data security company, today released financial results for its 2012 fourth quarter and fiscal year ended December 31, 2012. The Company also provided an update on its continued strategic transformation.

CEO Mark Lucas said, “Imation’s opportunity for higher margin, differentiated products is in our Secure and Scalable Storage portfolio which grew 16.7 percent in the fourth quarter and rose to 21 percent of total revenues, up from 15.7 percent a year earlier. With our recently announced purchase of Nexsan, we expect to derive more revenue from this category in the future. As anticipated, our audio and video information category declined 23.6 percent and will drop further given the divestitures we are announcing today. We have discussed previously that our traditional storage business is in secular decline; therefore, we are acting with urgency to reduce our cost structure and transform Imation into a company focused on high growth markets in data storage and data security.”

Imation reported Q4 2012 net revenue of $299.1 million, down 12.6 percent from Q4 2011. Special charges were $305.2 million, creating an operating loss of $310.4 million, and a diluted loss per share of $8.34. Special charges included intangible asset impairments of $260.5 million, goodwill impairment of $23.3 million and other charges of $21.4 million. Excluding special charges, Q4 2012 operating loss would have been $5.2 million and diluted loss per share would have been $0.14.

For the full year 2012, revenue was $1.1 billion, down 14.8 percent from 2011, and the operating loss was $336.1 million, or $9.09 per diluted share. Special charges for the full year were $307.2 million and excluding these special charges, 2012 operating loss would have been $28.9 million, and diluted loss per share would have been $0.90. EBITDA for the year totaled $6.9 million and for the fourth quarter was $2.8 million (See Tables Five and Six for non-GAAP measures).

Transformation Strategy

Imation is currently in the midst of a strategic transformation to build a long-term platform for growth, increased margins and improved profitability. The Company is accelerating this transformation through a number of actions including the following:

  Nexsan Acquisition - On December 31, 2012, Imation acquired Nexsan Corporation, a successful, higher margin, disk-based and hybrid disk-and-solid-state storage systems company, to invest in growth platforms for data storage solutions. The acquisition is expected to significantly contribute to Imation’s growth in the small- and medium-sized business and distributed enterprise storage markets, and Imation will provide the Nexsan business with global scale and a well-known storage brand.
  Exiting Lower Margin Businesses - As the Company intensified its focus on data storage and data security, management announced in the third quarter that Imation would be exploring strategic alternatives for the consumer electronics brands and businesses. Imation has decided to divest its Memorex and XtremeMac consumer electronics businesses. The Company will continue its TDK Life on Record business on a more focused basis. Lucas commented, “Divesting the Memorex and XtremeMac consumer electronics brands will allow us to direct our time and resources to the right opportunities in data storage and security, as well as our retail optical business under the Memorex and TDK Life on Record brands.”
  Cost Reductions - As previously reported, Imation is aggressively implementing cost savings initiatives to right size the Company. Management is targeting to exceed a 25 percent reduction in operating expenses.
  Business Structure Realignment - Also, as previously announced, to better align the Company with its key commercial and retail segments, Imation established two new business units effective January 1, 2013: Tiered Storage and Security Solutions (TSS) and Consumer Storage and Accessories (CSA). The two segments will be independently managed and provide a focused customer-centric structure, resulting in faster decision-making, clear accountability, a more nimble organization and increased efficiency worldwide.

“We are committed to transforming the Company and building a sustainable platform for growth, increased margins and long-term shareholder value. Combined, the acquisition of Nexsan, divestiture of certain consumer businesses, improvements in cost structure, and a more efficient business unit model truly represent an acceleration of our transformation strategy. In 2013, we are building on these actions and moving as swiftly as we can to become a major player in data storage and security on a global basis,” Lucas concluded.

Detailed Q4 2012 Analysis

Net revenue for Q4 2012 was $299.1 million, down 12.6 percent from Q4 2011. From a regional perspective, Americas revenue decreased 22.2 percent driven by optical and consumer electronics revenue reductions; Europe revenue decreased 7.7 percent; North Asia revenue increased 0.6 percent and South Asia revenue decreased 3.8 percent.

Gross margin for Q4 2012 was 16.1 percent, up from 15.0 percent in Q4 2011. Gross margin was 16.9 percent excluding inventory write offs of $2.3 million, which were part of the Company’s restructuring program, compared to 17.2 percent on the same basis in 2011.

Selling, general and administrative (SG&A) expenses for Q4 2012 were $50.5 million, down $2.4 million compared with Q4 2011 expenses of $52.9 million.

Research and development (R&D) expenses for Q4 2012 were $5.1 million, down $0.9 million compared with Q4 2011 expenses of $6.0 million.

Special charges were $305.2 million in Q4 2012 consisting of intangible asset impairments of $260.5 million, goodwill impairment of $23.3 million and $21.4 million of restructuring and other charges. The intangible asset charges, which related primarily to the Memorex International Inc. acquisition in 2006 and TDK Recording Media acquisition in 2007, were driven mainly by an accelerated optical market secular decline. Special charges were $12.3 million in Q4 2011 (See Tables Five and Six for non-GAAP measures).

Operating loss was $310.4 million in Q4 2012 compared with an operating loss of $12.1 million in Q4 2011. Excluding the impact of special charges described above, adjusted operating loss would have been $5.2 million in Q4 2012 compared with adjusted operating income on the same basis of $0.2 million in Q4 2011.

Income tax benefit was $1.0 million in Q4 2012 compared with income tax benefit of $0.7 million in Q4 2011. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax provision or benefit was recorded related to its 2012 U.S. results.

Loss per diluted share was $8.34 in Q4 2012 compared with $0.34 in Q4 2011. Excluding the impact of special charges described above, adjusted loss per diluted share would have been $0.14 in Q4 2012 compared with $0.14 in Q4 2011.

Cash and cash equivalents balance was $108.7 million as of December 31, 2012, down $77.6 million during the quarter, driven primarily by the payment of $104.6 million in cash for the Nexsan acquisition, offset by short-term borrowings of $20.0 million and net cash provided by operations of $14.1 million.

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, February 13, 2013, and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's quarterly financial results will be discussed.

A taped replay of the teleconference will be available beginning at 12:30 p.m. Central time today, February 13, 2013, until 11:00 p.m. Central time February 20, 2013 by dialing 855-859-2056 (Conference ID #64544023). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations

Table Two - Consolidated Balance Sheets

Table Three - Supplemental Segment and Product Information

Table Four - Operations, Cash Flow and Additional Information

Table Five - Non-GAAP Financial Measures

Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The Non-GAAP financial measurements (including adjusted operating income (loss), adjusted income (loss) per diluted share, adjusted gross margin and EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

Accounting Valuations Not Yet Finalized

The financial statements released today reflect the impacts associated with the purchase price allocation from the acquisition of Nexsan Corporation as well as impairment charges related to intangible assets and goodwill from prior acquisitions. These items are subject to change pending finalization of the required valuations. We expect all applicable information to be finalized prior to the filing of the Imation Form 10-K in March.

About Imation Corp.

Imation (NYSE: IMN) is a global scalable storage and data security company. Imation reaches customers in more than 100 countries through a powerful global distribution network and well recognized brands. Additional information about Imation is available at www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; the ability of our data security products to withstand cyber-attacks; the ability to quickly develop, source, introduce and deliver differentiating and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; the ready availability and price of energy and key raw materials or critical components including due to the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions including adverse effects of the ongoing sovereign debt crisis in Europe, increased Euro currency exchange rate volatility, and related austerity measures and their potential impact on European economic growth; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill or any goodwill that we acquire may become impaired; the seasonality and volatility of the markets in which we operate; foreign currency fluctuations; changes in European law or practice related to the imposition or collectability of optical levies; significant changes in discount rates and other assumptions used in the valuation of our pension plans; the possibility that our intangible assets may become impaired; acquisition related contingent consideration, which is recorded at fair value and revalued each period, differs from the obligation recorded during the previous period resulting in income or expense being recorded on the consolidated statements of operations; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation; failure to adequately protect our information systems from cyber-attacks; our ability to meet our revenue growth, gross margin and earnings targets and the volatility of our stock price due to our results or market trends, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Net revenue	$299.1	$342.3	$1,099.6	$1,290.4
Cost of goods sold	251.0	290.8	897.3	1,073.7
Gross profit	48.1	51.5	202.3	216.7

Operating expense:
Selling, general and administrative	50.5	52.9	210.7	203.7
Research and development	5.1	6.0	22.8	21.0
Goodwill impairment	23.3	-	23.3	1.6
Intangible impairment	260.5	-	260.5	-
Litigation settlement	-	-	-	2.0
Restructuring and other	19.1	4.7	21.1	21.5
Total	358.5	63.6	538.4	249.8

Operating loss	(310.4)	(12.1)	(336.1)	(33.1)

Other expense (income):
Interest income	(0.1)	(0.2)	(0.5)	(0.9)
Interest expense	0.5	1.0	2.9	3.7
Other, net	0.4	0.7	2.6	7.0
Total	0.8	1.5	5.0	9.8

Loss before income taxes	(311.2)	(13.6)	(341.1)	(42.9)

Income tax (benefit) provision	(1.0)	(0.7)	(0.4)	3.8

Net loss	$(310.2)	$(12.9)	$(340.7)	$(46.7)

(Loss) earnings per common share
Basic	$(8.34)	$(0.34)	$(9.09)	$(1.24)
Diluted	(8.34)	(0.34)	(9.09)	(1.24)

Weighted average shares outstanding
Basic	37.2	37.4	37.5	37.7
Diluted	37.2	37.4	37.5	37.7

*These Financial Statements and information presented in the following tables reflect the impacts associated with the purchase price allocation from the acquisition of Nexsan Corporation as well as impairment charges related to intangible assets and goodwill from prior acquisitions. These items are subject to change pending finalization of the required valuations. We expect all applicable information to be finalized prior to the filing of the Imation Form 10-K in March.

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS *
(In millions)
(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$108.7	$223.1
Accounts receivable, net	220.8	234.9
Inventories	166.0	208.8
Other current assets	61.4	49.7

Total current assets	556.9	716.5

Property, plant and equipment, net	58.9	55.4
Intangible assets, net	81.9	321.7
Goodwill	73.5	31.3
Other assets	21.1	24.4

Total assets	$792.3	$1,149.3

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$162.7	$205.2
Other current liabilities	157.8	151.2
Short-term debt	20.0	-

Total current liabilities	340.5	356.4

Other liabilities	51.4	69.2

Total liabilities	391.9	425.6
Commitments and contingencies
Shareholders' equity	400.4	723.7

Total liabilities and shareholders' equity	$792.3	$1,149.3

*These Financial Statements and information presented in the following tables reflect the impacts associated with the purchase price allocation from the acquisition of Nexsan Corporation as well as impairment charges related to intangible assets and goodwill from prior acquisitions. These items are subject to change pending finalization of the required valuations. We expect all applicable information to be finalized prior to the filing of the Imation Form 10-K in March.

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended December 31,		Three months ended December 31,
	2012		2011		% Change
	Revenue	% Total	Revenue	% Total
Americas	$131.1	43.8%	$168.6	49.3%	-22.2%
Europe	59.8	20.0%	64.8	18.9%	-7.7%
North Asia	78.1	26.1%	77.6	22.7%	0.6%
South Asia	30.1	10.1%	31.3	9.1%	-3.8%
Total	$299.1	100.0%	$342.3	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$109.0	36.5%	$128.1	37.4%	-14.9%
Magnetic products	71.2	23.8%	82.7	24.2%	-13.9%
Other traditional storage	3.7	1.2%	9.1	2.7%	-59.3%
Total traditional storage	183.9	61.5%	219.9	64.3%	-16.4%
Secure and scalable storage	62.8	21.0%	53.8	15.7%	16.7%
Audio and video information	52.4	17.5%	68.6	20.0%	-23.6%
Total	$299.1	100.0%	$342.3	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Americas	$(0.1)	-0.1%	$6.1	3.6%	-101.6%
Europe	1.9	3.2%	2.5	3.9%	-24.0%
North Asia	3.1	4.0%	3.4	4.4%	-8.8%
South Asia	(0.2)	-0.7%	1.7	5.4%	-111.8%
Corp/Unallocated (1)	(315.1)	NM	(25.8)	NM	NM
Total	$(310.4)	-103.8%	$(12.1)	-3.5%

	Gross Margin		Gross Margin

Traditional storage	17.8%		19.1%
Secure and scalable storage	14.6		18.0
Audio and video information	16.0		10.8
	16.9		17.2
Inventory write-offs related to restructuring programs	(0.8)		(2.2)
Total	16.1%		15.0%

	Twelve months ended December 31,		Twelve months ended December 31,
	2012		2011		% Change
	Revenue	% Total	Revenue	% Total
Americas	$504.7	45.9%	$595.9	46.2%	-15.3%
Europe	208.8	19.0%	248.0	19.2%	-15.8%
North Asia	272.5	24.8%	307.2	23.8%	-11.3%
South Asia	113.6	10.3%	139.3	10.8%	-18.4%
Total	$1,099.6	100.0%	$1,290.4	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$426.8	38.8%	$511.9	39.7%	-16.6%
Magnetic products	286.2	26.0%	327.4	25.3%	-12.6%
Other traditional storage	15.4	1.4%	47.7	3.7%	-67.7%
Total traditional storage	728.4	66.2%	887.0	68.7%	-17.9%
Secure and scalable storage	210.1	19.1%	210.1	16.3%	0.0%
Audio and video information	161.1	14.7%	193.3	15.0%	-16.7%
Total	$1,099.6	100.0%	$1,290.4	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Americas	$2.9	0.6%	$8.4	1.4%	-65.5%
Europe	(3.9)	-1.9%	10.3	4.2%	-137.9%
North Asia	5.9	2.2%	12.5	4.1%	-52.8%
South Asia	0.6	0.5%	4.0	2.9%	-85.0%
Corp/Unallocated (1)	(341.6)	NM	(68.3)	NM	NM
Total	$(336.1)	-30.6%	$(33.1)	-2.6%

	Gross Margin		Gross Margin

Traditional storage	19.0%		19.0%
Secure and scalable storage	18.8		15.1
Audio and video information	16.4		13.0
	18.6		17.5
Inventory write-offs related to restructuring programs	(0.2)		(0.7)
Total	18.4%		16.8%

NM - Not Meaningful
(1) Corporate and unallocated amounts include inventory write-offs related to restructuring programs, goodwill impairment, intangible impairment, intangible accelerated amortization, research and development expense, corporate expense, stock-based compensation expense, and restructuring and other charges that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

	Table Four

	IMATION CORP.
	OPERATIONS, CASH FLOW AND ADDITIONAL INFORMATION
	(Dollars in millions)
	(Unaudited)

		Three Months Ended		Twelve Months Ended
	(Dollars in millions)	December 31		December 31
		2012	2011	2012	2011
	Operations
	Gross Profit	$48.1	$51.5	$202.3	$216.7
	Gross Margin %	16.1%	15.0%	18.4%	16.8%
	Operating (Loss) Income	$(310.4)	$(12.1)	$(336.1)	$(33.1)
	Operating (Loss) Income %	-103.8%	-3.5%	-30.6%	-2.6%

	Cash Flow
	Net cash (used in) provided by operating activities	$14.1	$15.3	$(8.5)	$(16.3)
	Net cash (used in) provided by investing activities	$(109.6)	$(22.2)	$(115.7)	$(54.3)
	Net cash (used in) provided by financing activities	$18.4	$-	$9.9	$(9.1)
	Cash and cash equivalents - end of period	$108.7	$223.1	$108.7	$223.1

	Capital Spending	$1.8	$1.2	$10.2	$7.3
	Depreciation	$2.2	$2.3	$8.3	$10.7
	Amortization	$5.8	$7.2	$27.5	$26.0

	NM - Not Meaningful

	Asset Utilization Information *
				December 31	December 31
				2012	2011

	Days Sales Outstanding (DSO)			59	58
	Days of Inventory Supply			89	85
	Debt to Total Capital			4.8%	0.0%

	Other Information

**	Approximate employee count as of December 31, 2012:				1,230
	Approximate employee count as of December 31, 2011:				1,130
	Book value per share as of December 31, 2012:				$9.94
	Shares used to calculate book value per share (millions):				40.3
	Imation repurchased approximately 396,0000 shares of its stock during the quarter for $1.7 million.
	Authorization for repurchase of approximately 3.8 million shares remains outstanding based on the latest Board authorization.

*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

**	Includes approximately 200 employees of Nexsan Corporation which was acquired on December 31, 2012.

	Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days. December 31, 2012 amount excludes Nexsan Corporation.

	Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2012			December 31, 2011
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$299.1	$-	$299.1	$342.3	$-	$342.3
Cost of goods sold	251.0	(2.3)	248.7	290.8	(7.6)	283.2
Adjusted gross profit	$48.1	$2.3	$50.4	$51.5	$7.6	$59.1

Adjusted gross margin	16.1%		16.9%	15.0%		17.2%

Operating (loss) income	$(310.4)	$305.2	$(5.2)	$(12.1)	$12.3	$0.2

Adjusted income tax provision (benefit)	$(1.0)	$0.1	$(0.9)	$(0.7)	$4.6	$3.9

Adjusted (loss) income	$(310.2)	$305.1	$(5.1)	$(12.9)	$7.7	$(5.2)

Adjusted (loss) earnings per common share - Diluted	$(8.34)		$(0.14)	$(0.34)		$(0.14)

Adjusted weighted average shares outstanding - Diluted	37.2		37.2	37.4		37.4

	Twelve Months Ended			Twelve Months Ended
	December 31, 2012			December 31, 2011
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$1,099.6	$-	$1,099.6	$1,290.4	$-	$1,290.4
Cost of goods sold	897.3	(2.3)	895.0	1,073.7	(9.1)	1,064.6
Adjusted gross profit	$202.3	$2.3	$204.6	$216.7	$9.1	$225.8

Adjusted gross margin	18.4%		18.6%	16.8%		17.5%

Operating (loss) income	$(336.1)	$307.2	$(28.9)	$(33.1)	$34.2	$1.1

Adjusted income tax provision (benefit)	$(0.4)	$0.1	$(0.3)	$3.8	$5.0	$8.8

Adjusted (loss) income	$(340.7)	$307.1	$(33.6)	$(46.7)	$29.2	$(17.5)

Adjusted (loss) earnings per common share - Diluted	$(9.09)		$(0.90)	$(1.24)		$(0.46)

Adjusted weighted average shares outstanding - Diluted	37.5		37.5	37.7		37.7

*See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating (loss) income / Adjusted operating (loss) income

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Operating loss:	$(310.4)	$(12.1)	$(336.1)	$(33.1)
Restructuring and other
Restructuring	15.2	5.0	19.7	11.4
Other	3.9	(0.3)	1.4	10.1
Goodwill impairment	23.3	-	23.3	1.6
Intangible impairment	260.5	-	260.5	-
Litigation settlement	-	-	-	2.0
Inventory write-downs related to restructuring programs included in cost of goods sold	2.3	7.6	2.3	9.1
Total adjustments	305.2	12.3	307.2	34.2
Adjusted operating (loss) income - Non-GAAP	$(5.2)	$0.2	$(28.9)	$1.1

Effect on diluted EPS:
(Loss) income from operations	$(8.34)	$(0.34)	$(9.09)	$(1.24)
Restructuring and other
Restructuring	0.40	0.13	0.52	0.31
Other	0.11	-	0.04	0.27
Goodwill impairment	0.63	-	0.62	0.04
Intangible impairment	7.00	-	6.95	-
Litigation settlement	-	-	-	0.05
Inventory write-downs	0.06	0.20	0.06	0.24
Reversal of net operating loss carryforward valuation	-	(0.13)	-	(0.13)
Adjusted diluted EPS - Non-GAAP	$(0.14)	$(0.14)	$(0.90)	$(0.46)

EBITDA:
Operating loss	$(310.4)	$(12.1)	$(336.1)	$(33.1)
Depreciation	2.2	2.3	8.3	10.7
Amortization	5.8	7.2	27.5	26.0
EBITDA	$(302.4)	$(2.6)	$(300.3)	$3.6
Restructuring and other	19.1	4.7	21.1	21.5
Goodwill impairment	23.3	-	23.3	1.6
Intangible impairment	260.5	-	260.5	-
Litigation settlement	-	-	-	2.0
Inventory write-downs related to restructuring programs included in cost of goods sold	2.3	7.6	2.3	9.1
Total adjustments	305.2	12.3	307.2	34.2
Adjusted EBITDA	$2.8	$9.7	$6.9	$37.8

EBITDA is defined as operating income less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before goodwill, restructuring and other, and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income(loss), adjusted diluted EPS, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com